UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2011

SINO GREEN LAND CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53208	54-0484915
(State or Other Jurisdiction of	(Commission file number)	(I.R.S. Employer
Incorporation)		Identification No.)
Suite 2711A, 27/F, Exchange Tower
33 Wang Chiu Road, Kowloon Bay
Kowloon, Hong Kong
People’s Republic of China
(Address of Principal Executive Offices)

852-3104-0598
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.
Item 3.02.                      Unregistered Sales of Equity Securities.

On January 31, 2011, Sino Green Land Corporation (the “Company”) entered into an agreement with three persons (the “contractors”), who constructed a 25,528 square meter (approximately 275,000 square foot) building for the Company to provide the Company additional space at its distribution hub.  Pursuant to the agreement, the Company agreed to issue common stock, valued at $0.21 per share, in full payment of the verified costs incurred by the contractors to construct the building.  The Company agreed to issue 40,015,084 shares of common stock.  The cost of the building was RMB 55,708,800, or $8,403,168 based on a current exchange ratio. None of the contractors has any relationship with the Company or its officers or directors.

The issuance of the shares was made in reliance on the exemption from registration provided by Regulation S of the Securities Act as an offshore transaction involving non-U.S. persons.  The Company made this determination based on the representations of the investor that such investor was not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such investor was acquiring the Company’s common stock, for investment purposes that the investor understood that the shares of the Company’s common stock may not be sold or otherwise disposed of without registration under the Securities Act of 1933 or an applicable exemption therefrom..  The certificates for the common stock bear a restricted stock legend, and the Company’s transfer agent has been instructed to place a stop transfer order against any sale not in compliance with the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Agreement, among the Company and certain contractors, dated January 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GREEN LAND CORPORATION

By:	/s/ Xiong Luo
Name:	Xiong Luo
Title: Chief Executive Officer

Date: February 4, 2011